Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the close of business on March 31, 2018 ("Effective Date"), by EPR PROPERTIES, a Maryland real estate investment trust (the "Company") and Morgan G. Earnest II ("Employee").
WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of May 13, 2015 (the "Original Agreement"); and
WHEREAS, the Company and Employee desire to amend and restate the Original Agreement to read in its entirety as set forth in this Agreement;
NOW, THEREFORE, the Company and Employee hereby agree to amend and restate the Original Agreement as follows:
1.DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

"BOARD" shall mean the Board of Trustees of the Company. Notwithstanding anything herein to the contrary, the Board may authorize the Compensation and Human Capital Committee to take any action required to be taken by the Board pursuant to this Agreement.
"CAUSE" shall mean and be limited to an affirmative determination by the Board that any of the following has occurred: (a) Employee's willful and continued failure or refusal to perform his duties with the Company (other than as a result of his Disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Board within 30 days after Employee's receipt of written notice from the Board specifying the nature of such failure or refusal, (b) the willful engagement by Employee in misconduct which is materially and demonstrably injurious to the Company, or (c) Employee's conviction of a felony or other crime involving theft or moral turpitude. For purposes of this Agreement, no act or failure to act shall be considered "willful" unless done or omitted in bad faith and without reasonable belief that the act or omission was in the best interests of the Company. A failure or refusal to perform duties materially and adversely inconsistent with Employee's position, as contemplated in paragraph (a) of the definition of "Good Reason," shall not be considered willful or in bad faith.
"CODE" shall mean the Internal Revenue Code of 1986, as amended.
"COMPENSATION AND HUMAN CAPITAL COMMITTEE" shall mean the Compensation and Human Capital Committee appointed by the Board.
"DISABILITY" shall mean (a) the adjudication of incompetence of Employee or (b) the failure of Employee to perform his duties with the Company on a full-time basis for a period of time until the Company's Long-Term Disability Plan commences payment of benefits as a result of Employee's incapacity due to a mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative, which acceptance shall not be unreasonably withheld.
"EMPLOYEE BENEFIT PLANS" shall mean any and all 401(k) plans, profit sharing plans, retirement plans, savings plans, investment plans, Health Plans, group life insurance, disability insurance, salary continuation plans, accidental death and travel accident insurance plans, long-term care plans, fringe benefits and all other benefit plans, programs and policies of the Company provided to executive officers of the Company as of the Effective Date or agreed to by Employee and the Company during the Employment Period but, subject to Section 14 with respect to any outstanding awards or grants to Employee of shares, share options or restricted shares made prior to the Effective Date, specifically excluding (i) the Company's Annual Incentive Program, (ii) the Company's Long-Term Incentive Plan, (iii) the Company's 2007 Equity Incentive Plan, (iv) the Company's 2016 Equity Incentive Plan, and (v) any and all other incentive, bonus and equity compensation plans.
"EMPLOYMENT PERIOD" shall mean the period from the Effective Date until the three (3) year anniversary of the Effective Date.
"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.
"GOOD REASON" shall mean any of the following:

(a)The assignment to Employee of duties materially and adversely inconsistent with Employee's position as described in Section 2; or

(b)Any material reduction in Employee's compensation under this Agreement which is not agreed to in writing by Employee; or

(c)A material breach of this Agreement by the Company, its successors or assigns, including any failure to pay Employee on a timely basis any amounts to which he is entitled under this Agreement.

Notwithstanding the foregoing, "Good Reason" shall only exist if Employee shall have provided the Board with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Employee. Employee's termination of his employment with the Company for Good Reason must occur within one year following the initial existence of the event or condition constituting Good Reason.
"HEALTH PLANS" shall mean any and all individual and family health and hospitalization insurance and/or self-insurance plans, medical reimbursement plans, prescription drug plans, dental plans and other health and/or wellness plans.
"NOTICE OF TERMINATION" shall mean a written instrument delivered by Employee or the Board, as the case may be, which (a) gives notice of the termination of Employee's employment hereunder, (b) indicates the provision of this Agreement under which the termination is made, (c) unless the termination is pursuant to Section 5(a), 5(d) or 5(f), describes in reasonable detail the facts and circumstances claimed to provide a basis for termination, and (d) specifies the Termination Date (which shall be not more than 30 days after the date of the Notice). The failure by Employee or the Company to describe in a Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause (as applicable) shall not waive any right to assert such fact or circumstance in enforcing Employee's or the Company's rights hereunder.
"RESIGNATION" shall mean Employee's resignation from the Company other than pursuant to Section 5(e). "Resign" shall have the correlative meaning.
"TERMINATION DATE" shall mean: (a) if Employee's employment hereunder is terminated pursuant to Section 5(b), 5(c) or 5(e), the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (b) if Employee's employment hereunder is terminated by reason of death, the date of his death, (c) if Employee's employment hereunder is terminated pursuant to Section 5(d) or by reason of his Resignation, 30 days after the date of receipt of the Notice of Termination, or (d) if Employee's employment hereunder is terminated pursuant to Section 5(g), the date of the Employment Period's expiration.
"YEAR" shall mean a calendar year.
2.DUTIES. The Company employs Employee as an independent contributor reporting to the President and Chief Executive Officer. During the Term (as defined in Section 3):

(a)Employee shall perform, to the best of his ability, the duties assigned to him as an independent contributor of the Company, with the primary duty of providing advice and counsel to the Chief Executive Officer of the Company regarding matters relating to the Company’s investments, segments, dispositions, new opportunities and corporate strategy.

(b)Employee shall devote his business time and attention reasonably necessary to perform the obligations herein to the business of the Company and shall only engage in other business activities to the extent such activities do not significantly interfere with the performance of his responsibilities under this Agreement. Employee shall be permitted to perform his duties under this Agreement outside the Company’s offices and shall have no obligation to be in the offices of the Company more than three days each calendar month. Employee accepts his employment and agrees to faithfully observe and enforce the policies and decisions of the Company in effect from time to time, including but not limited to the Company's Code of Business Conduct and Ethics and Insider Trading and Regulation FD Compliance Policy.

3.TERM. The term of Employee's employment hereunder (the "Term") shall commence on the Effective Date and continue thereafter until the termination of Employee's employment hereunder in accordance with Section 5. If on or after January 1, 2020 Employee provides notice to the Company that Employee intends to be employed by another company or entity, the Company shall have the option to extend the Employment Period for an additional three years, or terminate Employee’s employment without Cause. Such option shall be exercised by the Company by providing notice to Employee within ten (10)

days after its receipt of the notice from Employee described in the preceding sentence and failure by Company to provide timely notice to Employee shall be deemed an election to extend the Employment Period.

4.COMPENSATION.

(a)SALARY. Employee shall receive a salary at the annual rate of $879,805, payable in regular increments in accordance with the Company's standard payroll procedures (but not less frequently than monthly) less applicable withholdings. In addition, within fifteen (15) days after the Effective Date, the Company will pay to Employee the sum of $88,000, less applicable tax withholdings, representing his pro rata payout of the Annual Incentive at Employee’s target level in effect prior to the Effective Date.

(b)OUTSTANDING EQUITY AWARDS. All outstanding awards or grants to Employee of share options and restricted shares made prior to the Effective Date will vest in accordance with their existing vesting schedules, except as otherwise provided in Section 6(d).

(c)EMPLOYEE BENEFIT PLANS. Employee shall be eligible to participate in all Employee Benefit Plans made available to other peer management employees of the Company or otherwise agreed to by Employee and the Compensation and Human Capital Committee during the Employment Period, but shall not be eligible to receive any bonus payments or any new awards or grants of share options, restricted shares or other form of equity compensation.

(d)VACATION. Employee shall be entitled to four weeks paid vacation during each Year of service, or such greater amount as otherwise agreed to by Employee and the Compensation and Human Capital Committee during the Employment Period (prorated for any partial Year).

(e)EXPENSE REIMBURSEMENTS. The Company shall reimburse Employee for all business travel and other out-of-pocket expenses reasonably incurred by Employee, at the Company's request, in the performance of his services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, in a format and manner consistent with the Company's expense reporting and reimbursement policies applicable to other peer management employees of the Company.

(f)ADJUSTMENTS TO COMPENSATION. Employee's salary and any other cash compensation shall be subject to withholding and other applicable taxes. If Employee is employed by the Company for less than 12 months in any Year during the Employment Period, unless otherwise provided in Section 5(f), his compensation and benefits shall be prorated in accordance with the number of days in such Year during which he is employed.

5.TERMINATION. Employee's employment hereunder shall be terminated upon the earliest to occur of the following:

(a)DEATH. Employee's employment shall automatically terminate upon his death.

(b)DISABILITY. The Company will make efforts to reasonably accommodate Employee as required by applicable federal and state laws. However, and subject to applicable law, in the event of Employee's Disability, the Board may, after giving 30 days' written notice to Employee, terminate Employee's employment hereunder by giving Notice of Termination if he is unable because of his Disability to resume his duties under this Agreement within such 30-day period.

(c)CAUSE. The Board may terminate Employee's employment for Cause by giving Notice of Termination to Employee. Employee shall have the right to appeal any termination for Cause to the Board by providing written notice to the Chairman of the Board not later than five (5) business days after the date of the Notice of Termination. Employee and his counsel shall have the right to appear before the Board at a meeting at which such appeal shall be considered. The determination of the Board with regard to such appeal shall be final and binding.

(d)WITHOUT CAUSE. The Board may terminate Employee's employment without Cause by giving thirty (30) days' Notice of Termination to Employee.

(e)GOOD REASON. Employee may terminate his employment for Good Reason by giving Notice of Termination to the Company.

(f)RESIGNATION. Employee may Resign his employment by giving thirty (30) days' Notice of Termination to the Company.

(g)EXPIRATION OF EMPLOYMENT PERIOD. Employee's employment hereunder automatically shall terminate upon expiration of the Employment Period.

6.COMPENSATION ON TERMINATION OR EXPIRATION. Upon termination of Employee's employment for any reason provided in Section 5, Employee (or his estate) shall be entitled to all compensation earned and all benefits under Employee Benefit Plans and expense reimbursements vested or accrued through the Termination Date. In addition:

(a)DISABILITY. Subject to Employee timely signing (to the extent not incapacitated) and returning, and not revoking, the release required by Section 8(a), if Employee's employment hereunder is terminated pursuant to Section 5(b), Employee shall receive from the Company, in a lump sum payment made by the 60th day after the Termination Date, an amount equal to the sum of the salary payments contemplated by Section 4(a) that Employee otherwise would have received for the period commencing on the Termination Date and ending on the expiration of the Employment Period had he continued his employment with Employer through the end of that period. In addition, all unvested restricted shares and share options held by Employee on the Termination Date shall become fully vested as of such date.

(b)BY THE COMPANY WITHOUT CAUSE; BY EMPLOYEE FOR GOOD REASON. Subject to Employee timely signing and returning, and not revoking, the release required by Section 8(a), if Employee's employment hereunder is terminated pursuant to Section 5(d) or Employee terminates Employee's employment hereunder pursuant to Section 5(e), Employee shall receive from the Company, in a lump sum payment made by the 60th day after the Termination Date, an amount equal to the sum of the salary payments contemplated by Section 4(a) that Employee otherwise would have received for the period commencing on the Termination Date and ending on the expiration of the Employment Period had he continued his employment with Employer through the end of that period. In addition, all unvested restricted shares and share options held by Employee on the Termination Date shall become fully vested as of such date. For the avoidance of doubt, this Section 6(b) shall not apply to the expiration of the Employment Period.

(c)HEALTH PLANS. Subject to Employee timely signing and returning, and not revoking, the release required by Section 8(a), if Employee's employment hereunder is terminated pursuant to Section 5(b), 5(d) or 5(e), the Company shall pay Employee an amount equal to the costs (determined as of the Termination Date) associated with providing the Employee with medical and health benefits coverage under the Health Plans in which Employee was eligible to participate prior to the Termination Date for the period of time commencing on the Termination Date and ending on the expiration of the Employment Period. If Employee's employment is terminated due to Employee's death, the Company shall pay Employee's designated beneficiary (or, if none, Employee's estate) an amount equal to the costs (determined as of the Termination Date) associated with providing his immediate family with medical and health benefits coverage under the Health Plans in which Employee was eligible to participate prior to his death for the period of time commencing on the Termination Date and ending on the expiration of the Employment Period. Any such payment under this Section 6(c) shall be made in a lump-sum payment by the 60th day after the Termination Date.

(d)OUTSTANDING EQUITY AWARDS. If Employee's employment hereunder terminates solely by reason of the expiration of the Employment Period as contemplated in Section 5(g), any and all remaining unvested restricted shares and share options held by Employee on the Termination Date will become fully vested as of such date.

(e)All other rights and obligations of the Company and Employee under this Agreement (other than Sections 8, 9 and 10, which shall survive termination) shall cease as of the Termination Date.

7.NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall limit Employee's continuing or future participation in any plan, program, policy or practice provided by the Company and for which Employee is entitled to participate hereunder, nor shall anything herein limit or otherwise affect any rights Employee may have under any other contract or agreement entered into with the Company by him after the Effective Date. Amounts which are vested benefits or which Employee is otherwise entitled to receive at or subsequent to a Termination Date under any plan, policy, practice or program of, or any such contract or agreement with, the Company shall be payable in accordance with the same, except as explicitly modified in this Agreement.

8.FULL SETTLEMENT; RESOLUTION OF DISPUTES.

(a)The Company's obligation to make the payments provided in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any unilateral right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others, but the foregoing shall not limit the right of the Company to seek such relief in any proceeding. Any payments and benefits provided for in this Agreement shall be contingent upon Employee executing an agreement providing for (i) a full release of any and all claims against the Company, the Board and officers of the

Company and any affiliates and representatives of the Company arising out of Employee's employment with the Company or this Agreement and (ii) an agreement not to disparage, and to use Employee's best efforts to cause his immediate family members not to disparage, the Company, the Board and the officers of the Company and any affiliates and representatives of the Company. Such agreement must be (i) signed and returned no later than the 45th day following the Termination Date, and (ii) not revoked within the seven (7) day period following the Employee's return of the executed release. In no event shall Employee be obligated to seek other employment or take any other action to mitigate any amounts payable under this Agreement. If Employee is the prevailing party in any action brought by the Company to contest any liability or obligation hereunder or in any action by Employee to enforce the provisions hereof, the Company shall reimburse Employee for the fees and expenses of his counsel incurred in such action.

(b)If there is a dispute between the Board and Employee (i) if the Board terminates Employee's employment hereunder for Cause, with respect to the existence of Cause, or (ii) if Employee terminates his employment hereunder with Good Reason, with respect to the existence of Good Reason, then, upon the entry of a final, nonappealable judgment by a court of competent jurisdiction declaring that the Board's termination was not for Cause or that Employee's determination of Good Reason was made in good faith, as the case may be, the Company shall pay all amounts provided in the applicable provisions of Section 5(f), plus any damages to which Employee is entitled by reason of the Company's breach of this Agreement and shall reimburse Employee for the fees and expenses of his counsel incurred in such proceeding.

(c)Any amount payable under this Section 8 shall bear interest at the federal rate provided in Section 7872(f)(2)(A) of the Code until fully paid.

9.INDEMNIFICATION. Nothing in this Agreement shall limit Employee's indemnification rights under the Company's Declaration of Trust or Bylaws or any Trustees' and Officers' insurance coverage. Employee shall not be liable to the Company or its shareholders for any errors or omissions made in good faith and in the absence of gross negligence or willful misconduct.

10.COVENANTS OF THE EMPLOYEE.

(a)Employee shall retain in confidence and shall not disclose to any party (other than officers, trustees or representatives of the Company as required for the conduct of the Company's business), nor use for any purpose (other than in the performance of his duties hereunder) any confidential or proprietary information of or with respect to the Company, its business, financial condition or performance, existing or potential properties, existing or potential transactions, negotiations, relationships, plans, strategies, projections, existing or potential tenants or any other information of a confidential or proprietary nature, whether in written, oral or electronic format and whether disclosed prior to or after the date of this Agreement ("Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include (i) information which is publicly disclosed or otherwise generally available through no fault of Employee, or (ii) information required to be disclosed by Employee or the Company under the federal securities laws and regulations or any subpoena or order of a court or governmental agency. In no event shall an asserted violation of the provisions of this Section 10(a) constitute a basis for the Company's unilateral deferral or withholding of any amounts otherwise payable to Employee under this Agreement, without limitation of the right of the Company to assert any right of set-off, counterclaim, recoupment, defense or other claim in any proceeding.

(b)During the Employment Period and prior to July 1, 2019 if the Employment Period has expired prior to such date, Employee shall not, directly or indirectly, unless for the Company or its affiliates or otherwise with the express written consent of the Company divert or attempt to divert clients, employees, customers or accounts of the Company or of its affiliates (whether or not the applicable parties have done business with the Company or any of its affiliates once or more than once), regardless of their location.

(c)Employee acknowledges that any breach of the covenants in Sections 10(a) and 10(b) would cause irreparable injury to the Company which would not be fully compensable in damages. Accordingly, the Company shall be entitled to injunctive or specific relief from a court of competent jurisdiction against any breach or threatened breach by Employee, his agents or persons acting through him, of the covenants in Sections 10(a) and 10(b), without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available to the Company at law or in equity.

11.SUCCESSORS.

(a)This Agreement is personal to Employee and shall not be assigned by him without the prior written consent of the Board. The provisions of Sections 5(f) and 8 shall inure to the benefit of and be binding on and enforceable by Employee's heirs and legal representatives.

(b)This Agreement may be assigned by the Company to any successor to all or substantially all of its business or assets and shall inure to the benefit of its successors and assigns.

(c)This Agreement shall be binding upon and enforceable against any successor (whether direct or indirect, by acquisition, merger, consolidation, or otherwise) to the Company or to all or substantially all of its assets, whether such transaction was approved by the Incumbent Trustees or otherwise. The Company shall advise any successor to its business or assets of the provisions of this Agreement and the survival of such provisions following the consummation of such transaction. As used in this Agreement, "Company" shall mean EPR Properties and any successor to its business, assets or outstanding securities.

12.GOVERNING LAW. This Agreement shall be governed by Missouri law, without reference to conflicts of laws rules.

13.HEADINGS. Section headings are for convenience of reference only and shall have no effect on the interpretation of this Agreement.

14.ENTIRE AGREEMENT. This Agreement is binding and enforceable upon the parties hereto and amends, restates and supersedes the Original Agreement as of the Effective Date, and this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and may not be modified or amended except by written instrument executed by the Company and Employee. Notwithstanding anything to the contrary herein, this Agreement shall not affect or otherwise reduce the rights of Employee with respect to grants of stock, stock options or restricted stock units made to Employee by the Company prior to the date of this Agreement, the terms of which shall survive execution of this Agreement.

15.NOTICE. Any notice or other communication hereunder shall be in writing and may be hand delivered or sent by registered or certified mail return receipt requested, or commercial courier:

If to Employee:        Morgan G. Earnest II
150 Henley Place, Unit 406
Weehawken, NJ 07086

If to the Company:    EPR Properties
909 Walnut, Suite 200
Kansas City, Missouri, 64106
Attention: Chief Executive Officer

and:             EPR Properties
909 Walnut, Suite 200
Kansas City, Missouri, 64106
Attention: General Counsel

or to such other address or facsimile number as either party shall have furnished the other in writing. Notices and communications shall be effective when actually received by the addressee.
16.SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.

17.WAIVER. A party's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right such party may have hereunder shall not be deemed a waiver of such provision or any other provision of this Agreement, and no such waiver shall be effective unless by written instrument signed by the party granting the waiver.

18.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute a single instrument.

19.AMENDMENT. This Agreement may not be amended or otherwise modified except pursuant to the express written agreement of each of the parties hereto.

20.SECTION 409A COMPLIANCE.

(a)    Compliance with Section 409A. It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") and that this Agreement be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as Employee and the Compensation and Human Capital Committee of the Board otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any reference in this Agreement to "termination of employment," "terminates employment," or similar phrases shall have the same meaning as a "separation from service" under Section 409A. To extent that the Employee would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes "deferred compensation" subject to Section 409A and that if paid during the six months beginning on the date of Employee's termination of employment would be subject the 409A Penalties because the Employee is a "specified employee" (within the meaning of Section 409A and as determined from time to time by the Compensation and Human Capital Committee), the payment will be paid to the Employee on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee's death.
(b)    Amendments.    Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be amended in any manner that would cause (i) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement. Notwithstanding any other provision in this Agreement, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to reflect the intention that this Agreement qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Agreement and with the least reduction, if any, in overall benefit to Employee) to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A; provided, however, that neither the Company nor the Board makes any representation that this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.
21.DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

COMPANY:

EPR PROPERTIES

By:     /s/ Gregory K. Silvers
Gregory K. Silvers, President and Chief Executive Officer

EMPLOYEE:

/s/ Morgan G. Earnest II
Morgan G. Earnest II